Exhibit 10.2

March 2, 2015

Dan Menichella

1555 Queens Road West

Charlotte, NC 28207

Dear Dan:

This letter agreement (“Agreement”) will confirm the terms of your separation from employment with Applied Genetic Technologies Corporation (“AGTC” or the “Company”), a Florida company. This Agreement will become effective on the eighth day following your execution of it, as described in section 7 below (the “Effective Date”).

1. Separation of Employment. Your employment with the Company has terminated, without cause, effective January 28, 2015 (the “Separation Date”). You understand and acknowledge that, from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company or any of its affiliates. Notwithstanding the foregoing, you agree that you will cooperate with the Company’s reasonable requests for information and assistance in connection with the transitioning of your duties.

2. Pay Continuation. Contingent on your execution of this Agreement and it becoming effective as described in section 7, the Company will pay you an amount equal to six (6) months of your current base salary ($290,000.00 annualized), less all required local, state, federal and other employment-related taxes and deductions (the “Severance”). The Severance will be paid in one lump sum, in a check in the amount of $145,000 upon execution of this Agreement, in accordance with the company’s standard payroll policies.

3. Pay and Benefits Acknowledgement. You acknowledge that on the Separation Date, you were paid your salary for time worked through the Separation Date, two weeks’ pay provided in lieu of notice of termination, as well as the value of your accrued and unused PTO. You also will be reimbursed for outstanding expenses in accordance with the Company’s expense reimbursement policy. You acknowledge and understand that, except for the specific financial consideration and other benefits contained in this Agreement, you are not entitled to and shall not receive any additional compensation, consideration or benefits from the Company.

4. Option. Pursuant to the Company’s 2013 Equity and Incentive Plan, the Company has issued you options to purchase shares of the Company’s common stock (the “Option Shares”) as described in the letter attached hereto as Exhibit A. All further vesting of the Option shall cease as of the Separation Date, except that the Options that were scheduled to vest for from the Separation Date until April 28, 2015 will vest upon execution of this Agreement. Your vested Option Shares are described in the letter attached to this Agreement as Exhibit A. After the Separation Date, you will not be able to exercise the Option to purchase any Option Shares that are not vested Option Shares. After the Separation Date, you may exercise the Option in accordance with its terms to purchase some or all of the Vested Shares until the date (the “Option Termination Date”) that is twelve months after the Separation Date (January 28, 2015). On or after the Option Termination Date, the Option will have terminated in accordance with its terms, and you will no longer be able to exercise the Option to purchase any Option Shares. You acknowledge and understand that amending your option to provide for an additional period of time to exercise following the Separation Date will cause your option to no longer qualify as an Incentive Stock Option, that it will automatically become a Non-statutory Stock Option, and that upon exercise, any spread between the exercise price and the fair market value of the Company’s common stock at that time will become taxable at ordinary income rates.

5.	Covenants by You. You acknowledge and agree to the following:

(a) You will return all property of the Company, including, without limitation, all computer hardware, software, mobile phone(s), company credit cards, calling cards and any contracts or proposals, Company, documentation, files and other materials relating to the Company, whether in hard copy or electronic (or other) form, on or before February 11, 2015, unless extended at the Company’s discretion.

(b) You continue to be bound by the terms of the Confidentiality, Inventions and Non-Competition Agreement between you and the Company, which terms are in full force and effect and will survive the termination of your employment with the Company, except that Section 4 of the Confidentiality, Inventions and Non-competition Agreement is superseded by the terms in this Agreement. To that end, Menichella and Company agree for a period of six months, starting on January 28, 2015 and ending on July 24, 2015, that Menichella will not directly be involved with any of the following businesses or individuals:

*	Avalanche

*	Spark

*	ReGenx Bio

*	RetroSense

*	NightstarX

*	OxfordBiomedica

*	John Guy

*	Uniqure

*	Gensight

For purposes of this Agreement, “directly involved” means being an employee, officer, director, or owning more than ten percent (10%) of one of the entities listed above.

(c) You will not make any statements, whether orally or in writing (including in electronic communications) that are professionally or personally disparaging about the Company or its officers, directors, managers, employees or consultants

(d) You agree that upon request to cooperate with and provide reasonable assistance to the Company and its legal counsel in connection with any litigation (including without limitation arbitration or administrative hearings) or investigations affecting the Company, in which your assistance or cooperation is needed as determined by the Company or its legal counsel. You further agree that, in the event you are subpoenaed by any person or entity (including without limitation any government agency) to give testimony which in any way relates to your employment by the Company or with respect to any relationship with the Company, you will give prompt notice of such request to the Company and will not make any disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

(e) You understand that if you breach any of these covenants, such breach shall constitute a material breach of this Agreement, and shall relieve the Company of any further obligations to you under this Agreement. Furthermore, if you breach any of these covenants, you shall be required to reimburse the Company the amount of your continuation pay and the cost of any other benefits provided to you by virtue of this Agreement, in addition to any other legal or equitable remedy available to the Company for such breach.

6. Covenants by Company. The Company agrees that it will not make any statements, whether orally or in writing (including in electronic communications) that are professionally or personally disparaging about Dan Menichella, his agents, future ventures, or future employers. If Company is asked about the separation, termination, or Menichella’s employment, they will respond: “Mr. Menichella made important contributions to broadening awareness of AGTC’s programs, advancing important collaborations and securing valuable intellectual property rights for AGTC. He chose to pursue other ventures, and we wish him well.” The only exception is if Mr. Menichella requests and obtains a specific letter of reference or recommendation from a particular person at Company, only at the request of Menichella.

7. Release of Claims.

(i) You hereby agree and acknowledge that by signing this Agreement and accepting the pay, benefits and other consideration discussed above, you are waiving your right to assert any and all forms of legal Claims against the Company1 of any kind whatsoever, arising from the beginning of time through the date you execute this Agreement. With the sole and limited exceptions set forth in paragraph (ii) below, for purposes of this Section 6 the words “Claim” and “Claims” are intended to be as broad as the law allows and to mean: any and all charges, complaints and other form of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, equity (including stock or stock options), emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, including, without limitation:

(a) Claims under any Florida, North Carolina (or any other state) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including but not limited to Chapter 760 of the Florida Statutes and the federal Age Discrimination Employment Act;

(b) Claims under any other Florida, North Carolina (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including the Chapters 447 and 448 and Section 440.205 of the Florida Statutes;

(c) Claims under any Florida, North Carolina (or any other state) or federal common law theory; and

(d) Any other Claims arising under other state or federal law.

(ii) Notwithstanding the foregoing, this Section 7 shall not release the Company from any obligation expressly set forth in this Agreement, and does not preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but you will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge.

(iii) You expressly acknowledge and agree that, but for providing the foregoing release of Claims, you would not be receiving the pay and benefits being provided to you under the terms of this Agreement.

8. Understanding this Agreement. Before signing this Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a) By signing this Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

(b) You understand and acknowledge that, if you do not sign this Agreement, including the Release of Claims, you would not be receiving the Severance described in section 2.

(c) You understand that, among other claims you are releasing in the Release of Claims are any claims against the Company alleging discrimination on the basis of age and claims for wages and/or overtime pay under Florida law.

(d) You are hereby advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

(e) You are being given twenty-one (21) days in which to consider this Agreement and whether to accept this Agreement. If you choose to accept this Agreement within that time, you are to sign and date below and return it to the Company, care of Sue Washer, 11801 Research Drive, Suite D, Alachua, FL 32615.

[1]	For purposes of this Section, the term “Company” includes Applied Genetic Technologies Corporation and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with AGTC), parents, subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

(f) Even after executing this Agreement, you have seven (7) days after signing to revoke this Agreement. The Agreement will not be effective or enforceable until this seven (7) day period has expired. In order to revoke your assent to this Agreement, you must, within seven (7) days after you sign this Agreement, deliver a written notice of rescission to Sue Washer at the address noted above. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

9. Entire Agreement. You understand and agree that this Agreement constitutes the full extent of the Company’s commitment to you. You further understand and agree that this Agreement supersedes any prior agreements between you and the Company, except to the extent other agreements are specifically referenced herein and incorporated into this Agreement. No changes to this Agreement will be valid unless reduced to writing and signed by you and the Company.

10. Choice of Law/Enforceability. Agreement is made and entered into in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida, except with regard to the conflict of laws rules of such State.

11. General. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand its terms and effects, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

Applied Genetic Technologies Corporation

By:	/s/ Susan B. Washer

Confirmed and Agreed:

/s/ Dan Menichella
Dan Menichella

Dated:	3/3/2015

Exhibit A

March 2, 2015

Dan Menichella

1555 Queens Road West

Charlotte, NC 28207

Dear Dan:

I wanted to provide you a current list of your total options, the price, the vested balance as well as expiration dates. If you have any questions regarding your options, please let me know.

For details, see below:

Option detail for Daniel Menichella, vested through 04/28/2015:

Date of Grant	Price	Granted	Terminated	Exercised	Options Vested	Cost to Exercise Vested Options	Total
09/18/13	$4.900	126,968	(76,710)	(18,000)	32,258	$158,064.20
04/17/14	$14.080	7,567	(5,676)	—	1,891	$26,625.28	$184,689.48

Please note that each Option shall terminate twelve (12) months following your termination date of January 28, 2015, i.e. January 28, 2016.

Further, please note that as a result of the extension of the exercise period & vesting acceleration, the options are no longer considered ISOs, rather all non-qualified.

If you have any questions regarding your options, please let me know.

Sincerely,

/s/ Susan B. Washer
Susan B. Washer
President & Chief Executive Officer
AGTC